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                           NEUBERGER & BERMAN EQUITY ASSETS
                             PLAN PURSUANT TO RULE 12B-1


              WHEREAS, Neuberger & Berman Equity Assets ("Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and intends to offer for public sale shares of beneficial interest in several series (each series a "Fund");

              WHEREAS, the Trust desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Trustees has determined that there is a reasonable likelihood that adoption of said plan will benefit the Funds and their shareholders; and

              WHEREAS, the Trust has employed Neuberger & Berman Management Incorporated ("N&B Management") as principal underwriter of the shares of the Trust;

              NOW, THEREFORE, the Trust hereby adopts this Plan pursuant to Rule 12b-1 ("Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

              1.      This Plan applies to the Funds listed on Schedule A.

              2.      A.       Each Fund shall pay to N&B Management, as
     compensation for selling Fund shares or for providing shareholder and administration services, a fee at the rate specified for that Fund on Schedule A, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                      B. The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of the Rules of Fair Practice ("Section 26(d)") of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

              3.      A.       As principal underwriter of the Trust's shares,
     N&B Management may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of shares of the Funds, including, but not limited to, compensation to employees of N&B Management; compensation to N&B Management and other broker-dealers that engage in or support the distribution of shares; expenses of N&B Management and such other broker-dealers, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials.
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                      B.  N&B Management may spend such amounts as it deems
     appropriate on the administration and servicing of shareholder accounts, including, but not limited to, administering periodic investment and periodic withdrawal programs; researching and providing historical account activity information for shareholders requesting it; preparing and mailing account and confirmation statements to account holders; preparing and mailing tax forms to account holders; serving as custodian for retirement plans investing in the Funds; dealing appropriately with abandoned accounts; collating and reporting the number of shares attributable to each state for blue sky registration and reporting purposes; identifying and reporting transactions exempt from blue sky registration requirements; and providing and maintaining ongoing shareholder services for the duration of the shareholders' investment in each Fund, which may include updates on fund performance, total return, other related statistical information, and a continual analysis of the suitability of the investment in each Fund; and may pay compensation and expenses, including overhead and telephone and other communication expenses, to organizations and employees who provide such services.

              4. This Plan shall take effect on _________, 1996 and shall continue in effect with respect to each Fund for successive periods of one year from its execution for so long as such continuance is specifically approved with respect to such Fund at least annually together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

              5. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trust's Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

              6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of that Fund.

              7. This Plan may not be amended to increase materially the amount of fees to be paid by any Fund hereunder unless such amendment is approved by a vote of at least a majority of the outstanding securities (as defined in the 1940 Act) of that Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in paragraph 4 hereof for annual approval.

              8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust, as

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     defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

              9. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

              IN WITNESS WHEREOF, the Trust has executed this Plan pursuant to Rule 12b-1 as of the day and year set forth below.


     Date:  __________________________          NEUBERGER & BERMAN EQUITY ASSETS



     Attest:                                    By:  ___________________________




     By:______________________________



     Agreed and assented to by

     NEUBERGER & BERMAN MANAGEMENT INCORPORATED



     By:______________________________


















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                           NEUBERGER & BERMAN EQUITY ASSETS
                             PLAN PURSUANT TO RULE 12B-1
                                     SCHEDULE A

              The series of Neuberger & Berman Equity Assets subject to the Plan pursuant to 12b-1, and the applicable fee rates, are:


                                                Fee (as a Percentage of
                      Series                    Average Daily Net Assets
                      ------                   -------------------------

       Neuberger & Berman Focus Assets                   0.25%
       Neuberger & Berman Guardian Assets                0.25%
       Neuberger & Berman Manhattan Assets               0.25%
       Neuberger & Berman Partners Assets                0.25%




































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